Exhibit 21

Subsidiary Listing

Subsidiaries	State of Organization	Name under which Subsidiary does Business(1)

Carelink Health Plans, Inc.	West Virginia
CHC Casualty Risk Retention Group, Inc.	Vermont
Coventry Financial Management Services, Inc.	Delaware
Coventry Health and Life Insurance Company	Delaware
Coventry Health Care Development Corporation	Delaware
Coventry Health Care Investment Corporation	Delaware
Coventry Healthcare Management Corporation	Delaware	HealthAssurance
Coventry Health Care of Delaware, Inc.	Delaware
Coventry Health Care of Georgia, Inc.	Georgia
Coventry Health Care of Iowa, Inc.	Iowa
Coventry Health Care of Kansas, Inc.	Kansas
Coventry Health Care of Louisiana, Inc.	Louisiana
Coventry Health Care of Nebraska, Inc.	Nebraska
Coventry Health Care of Pennsylvania, Inc.	Pennsylvania
Coventry Management Services, Inc.	Pennsylvania
Coventry Prescription Management Services, Inc.	Nevada
Coventry Services Corp.	Delaware
Coventry Transplant Network, Inc.	Delaware
Group Health Plan, Inc.	Missouri
HealthAmerica Pennsylvania, Inc.	Pennsylvania
HealthAssurance Financial Services, Inc.	Delaware
HealthAssurance Pennsylvania, Inc.	Pennsylvania
Healthcare America, Inc.	Kansas
HealthCare USA Midwest, Inc.	Delaware
HealthCare USA of Missouiri, L.L.C.	Missouri
Mid-America Health Network, Inc.	Missouri
Mid-America Health Partners, Inc.	Missouri
Mid-America Health Reinsurance, Ltd.	Missouri
PersonalCare Health Management, Inc.	Illinois
PersonalCare Insurance of Illinois, Inc.	Illinois
SouthCare PPO, Inc.	North Carolina	Healthcare Preferred
Southern Health Services, Inc.	Virginia
WellPath Community Health Plans, Inc.	North Carolina
WellPath Preferred Services, L.L.C.	Delaware
WellPath Select, Inc.	North Carolina

(1)	Unless otherwise noted, each Subsidiary only does business under its legal name as set forth under the heading “Subsidiaries.”